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                                                       Exhibit 12

                      HECLA MINING COMPANY

            FIXED CHARGE COVERAGE RATIO CALCULATION

       For the Three Months Ended March 31, 1999 and 1998
                 (In thousands, except ratios)



                                        Three Months  Three Months
                                            1999         1998
                                        ------------  ------------

Income (loss) before income taxes
  and cumulative effect of change in
    accounting principle                   $     (49)   $   2,960

Add:  Fixed Charges                            3,267        3,133
Less:  Capitalized Interest                      - -         (271)
                                           ---------    ---------

Adjusted income before income taxes
  and cumulative effect of change in
    accounting principle                   $   3,218    $   5,822
                                           =========    =========

Fixed charges:
  Preferred stock dividends                $   2,012    $   2,012
  Income tax effect on preferred
    stock dividends                              - -           80
  Interest portion of rentals                    331          301
  Interest expense                               924          740
                                           ---------    ---------

Total fixed charges                        $   3,267    $   3,133
                                           =========    =========

Fixed Charge Ratio                                (a)        1.86

Inadequate coverage                        $      49    $     - -
                                           =========    =========

Write-downs and other noncash charges:
  DD&A(b) (mining activity)                $   6,052    $   5,126
  DD&A(b) (corporate)                             92           94
  Provision for closed operations
    and environmental matters                    267           59
                                           ---------    ---------

                                           $   6,411    $   5,279
                                           =========    =========


(a) Earnings for period are inadequate to cover fixed charges.
(b)"DD&A" is an abbreviation for "depreciation, depletion and amortization.